UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SD

Specialized Disclosure Report

ShotSpotter, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38107	47-0949915
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

7979 Gateway Blvd., Suite 210 Newark, California		94560
(Address of Principal Executive Offices)		(Zip Code)

Alan Stewart

Chief Financial Officer

(510) 794-3100

(Name and Telephone Number, Including Area Code of Person to Contact in Connection with This Report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒  Rule 13p-1 under the Securities Exchange Act (17 CFR 240.13p-1) for the reporting period from January 1 to December 31, 2019.

Section 1 - Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

This Form SD of ShotSpotter, Inc. (the “Company”) is filed pursuant to Rule 13p-1 under the Securities Exchange Act of 1934 for the reporting period January 1 through December 31, 2019. A copy of the Company’s Conflict Minerals Report for the reporting period January 1 through December 31, 2019 is provided as Exhibit 1.01 hereto and also is publicly available at: https://ir.shotspotter.com/.

Item 1.02 Exhibit

The Conflict Minerals Report for the reporting period January 1 through December 31, 2019 is provided as Exhibit 1.01 to this Form SD.

Section 2 - Exhibits

Item 2.01 Exhibits

Exhibit 1.01 - Conflict Minerals Report as required by Items 1.01 and 1.02 of this Form SD

Exhibit Number	Description

1.01	Conflict Minerals Report of ShotSpotter, Inc. for the reporting period January 1 through December 31, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

ShotSpotter, Inc.

Date: June 1, 2020	By:	/s/ Alan Stewart
Alan Stewart
Chief Financial Officer

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